Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 182 to Registration Statement No. 002-41839 on Form N-1A of our report dated November 18, 2011, relating to the financial statements and financial highlights of Fidelity Strategic Real Return Fund, a fund of Fidelity Salem Street Trust (formerly known as Fidelity Fixed-Income Trust), appearing in the Annual Report on Form N-CSR of Fidelity Salem Street Trust for the year ended September 30, 2011, and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

November 23, 2011